Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

American Homes 4 Rent

American Homes 4 Rent, L.P.

(Exact Name of Registrants as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule(2)	Amount Registered(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.01 par value per share(3)	457(r)	—	—	—	—	—

	Equity	Preferred Shares of Beneficial Interest, $0.01 par value per share(3)	457(r)	—	—	—	—	—

	Equity	Depositary Shares Representing Preferred Shares of Beneficial Interest (3)	457(r)	—	—	—	—	—

	Other	Warrants(3)(4)	457(r)	—	—	—	—	—

	Other	Rights(3)

	Debt	Debt Securities(3)(5)	457(r)	—	—	—	—	—

	Other	Guarantees of Debt Securities(5)	457(r)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined. This registration statement also covers common shares, preferred shares, depositary shares, warrants, rights and debt securities and any related guarantees that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, American Homes 4 Rent and American Homes 4 Rent, L.P. are deferring payment of all of the registration fee.
(3)

This registration statement covers an indeterminate amount of the securities of each identified class of securities, including such indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of American Homes 4 Rent or American Homes 4 Rent, L.P. An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(4)	The warrants covered by this registration statement may be warrants for common shares, preferred shares or depositary shares.
(5)	Debt securities issued by American Homes 4 Rent, L.P. Such debt securities may be accompanied by guarantees to be issued by American Homes 4 Rent.